Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-91935 on Form S-3 of our report dated February 25, 2016, relating to the financial statements of Oncor Electric Delivery Transition Bond Company LLC (which expresses an unqualified opinion  and includes an explanatory paragraph related to the anticipation that the Company will be dissolved in 2016), appearing in this Annual Report on Form 10-K of Oncor Electric Delivery Transition Bond Company LLC for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 25, 2016